Exhibit 3.32

OPERATING AGREEMENT

OF

URS ALASKA, LLC

(an Alaska limited liability company)

THIS OPERATING AGREEMENT (“this Agreement”) is made as of March 21, 2008 by URS CORPORATION, a Nevada corporation, as the sole member (the “Member”). The Member desires to form a limited liability company pursuant to the Alaska Revised Limited Liability Company Act (the “Act”), upon the following terms and conditions:

1. DEFINITIONS. The following capitalized terms shall have the following meanings specified in this Section 1 unless otherwise expressly provided elsewhere in this Agreement. Capitalized terms not defined in this Agreement shall have the meanings specified in the Act.

1.1 Act. The Act shall mean the Alaska Revised Limited Liability Company Act under the laws of the State of Alaska, as amended from time to time.

1.2 Agreement. Agreement shall mean this Operating Agreement, as amended from time to time, including all Exhibits hereto.

1.3 Articles of Organization. Articles of Organization shall mean the Company’s Articles of Organization, as amended from time to time.

1.4 Capital Account. Capital Account shall mean a separate accounting maintained with respect to the Member pursuant to Section 3.3 below.

1.5 Capital Contribution. Capital Contribution shall mean the amount of money and the fair market value of any property the Member has contributed or agrees to contribute to the capital of the Company.

1.6 Code. The Code shall mean the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

1.7 Company. The Company shall mean URS ALASKA, LLC, an Alaska limited liability company.

1.8 Fiscal Year. Fiscal Year shall mean the Company’s fiscal year. The Company’s fiscal year shall end on the 31st day of the month of December of each year.

1.9 Member Representative. Member Representative shall mean one or more representatives designated or elected pursuant to the terms of this Agreement. As of the effective date of

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this Agreement, H. Thomas Hicks and E. Steven Pearson are the Member Representatives of the Company.

1.10 Member. Member shall mean, as of a given time, each person or entity that is a member of the Company at such time and shall initially mean URS Corporation, a Nevada corporation.

1.11 Membership Interest. Membership Interest shall mean the ownership interest of the Member in the Company, including any and all rights, powers, benefits, duties or obligations conferred or imposed on the Member under the Act or this Agreement.

1.12 Person. Person shall mean any individual or partnership, limited liability company, corporation, joint venture, trust, or other business association or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such individual or entity where the context so permits.

1.13 Transfer. Transfer shall mean a transfer, assignment, pledge or encumbrance relative to any Membership Interest in the Company.

1.14 Treasury Regulations. Treasury Regulations shall mean the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time (including corresponding provisions of succeeding Regulations).

1.15 Units. Units shall mean the capital units issued by the Company to the Member, in exchange for Capital Contributions, that represent the Member’s Membership Interest in the Company.

2.     FORMATION AND NAME; PURPOSE; OFFICE; REGISTERED AGENT; TERM; TAX TREATMENT AND ADDITIONAL MEMBERS.

2.1 Organization. The Member hereby organizes a limited liability company pursuant to the Act and the provisions of this Agreement. The Company has caused Articles of Organization to be prepared, executed and filed with the Secretary of State.

2.2 Name. The name of the Company is URS Alaska, LLC (the “Company”). The Company may do business under the Company name or such other name or names that the Member Representatives may, in their discretion, determine. If the Company does business under a name other than that set forth in its Articles of Organization, the Company shall file and publish a fictitious business name statement as required by law.

2.3 Company Purposes. The Company is organized to engage in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Alaska, incident, necessary, advisable or desirable to carry out the Company Activities. The Company shall have the power to make and perform all contracts and to engage in all actions and transactions necessary or advisable to carry out the purposes of the Company, and all other powers available to it as a limited liability company under the laws of the State of Alaska.

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2.4 Practices of Civil Engineering, Land Surveying and Landscape Architecture.

(a) Designation of Responsible Persons. The Company shall at all times maintain the following:

(i) currently registered professional engineers who shall be designated in responsible charge of each discipline of engineering performed by the Company, including but not limited to civil engineering, electrical engineering and mechanical engineering;

(ii) a currently registered land surveyor who shall be designated in responsible charge of all land surveying work performed by the Company; and

(iii) a currently registered landscape architect who shall be designated in responsible charge of all landscape architecture work performed by the Company.

(b) Authority of Professional Decisions.

(i) Each such Alaska registrant identified in section 2.4(a) shall have full authority with regard to all professional decisions and projects in that registrant’s respective field or branch of engineering or other area of professional practice as identified in section 2.4(a) and pertaining to work performed by the Company in Alaska.

(ii) Such Alaska registrant need not be a Member Representative to fully exercise his or her responsibilities under this Section 2.4.

2.5 Principal Place Of Business. The principal place of business of the Company shall initially be located at 911 West Eighth Avenue, Anchorage, AK 99501, or at such other place or places as the Member Representatives, separately and individually, may from time to time determine.

2.6 Registered Agent. The name of the registered agent for service of process on the Company in the State of Alaska is CT Corporation System, or such other agent in the State of Alaska as the Member Representatives, separately and individually, may from time to time designate.

2.7 Term. The term of the Company commenced on August __, 2008 upon the filing of the Articles of Organization with the Secretary of State of the State of Alaska and shall continue in existence perpetually, unless sooner dissolved as provided by this Agreement or required by the Act.

2.8 Tax Treatment. The Member intends that for U.S. federal and state tax purposes only, the Company’s existence as a separate entity from its sole Member be disregarded pursuant to Code Section 7701 and the Treasury Regulations promulgated thereunder and applicable state tax law (the “check-the-box regulations”). Accordingly, the Member Representatives will cause the Company to file such elections and informational returns and perform such actions as may be required under the check-the-box regulations.

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2.9 Additional Members. If at some future date the Member deems it advisable for additional Persons to become Members of the Company, the Company and the Member will cause this Agreement (including this Section 2.9 and Schedule A attached hereto) to be amended pursuant to Section 10.4 below.

3.     CAPITAL CONTRIBUTIONS AND UNITS.

3.1 Capital Contributions. On or prior to the date hereof, the Member has contributed capital to the Company in the amounts set forth beside the Member’s name under the heading “Capital Contribution” on Schedule A attached hereto.

3.2 Additional Contributions. The Member shall make additional contributions to the Company’s capital from time to time upon written request by the Member Representatives.

3.3 Capital Accounts. A Capital Account shall be maintained for the Member to which shall be credited its Capital Contributions and all Company revenues. The Capital Account shall be debited with (i) all costs, expenses, and losses of the Company, and (ii) the amount of any distributions (including return of capital) made to the Member. No interest shall be paid on the Member’s Capital Account.

3.4 Units. The Member’s interest in the Company will be represented by Units of membership interest each having identical rights and privileges. An unlimited number of Units is hereby authorized. The Member will receive the number of Units set forth on Schedule A attached hereto.

4.	COMPANY ALLOCATIONS.

4.1 Allocation of Profit and Loss. Any profit or loss for each Accounting Period shall be allocated to the Member’s Capital Account.

4.2 Allocation of Distributions. All distributions of the Company’s cash or other assets shall be made to the Member when and as determined by the Member and allocated to the Member’s Capital Account.

5.     MANAGEMENT OF THE COMPANY.

5.1 Member Representatives; Tenure, Election And Qualifications. The Company shall be managed by Member Representatives. Initially, there will be two Member Representatives. Each Member Representative will hold office until the earliest of (1) the election and qualification of his or her successor; and (2) his or her death, resignation or removal.

5.2 Resignation. A Member Representative may resign at any time by giving written notice to the Member. The resignation of a Member Representative will take effect upon receipt of notice thereof or at such later time as will be specified in such notice; unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective.

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5.3 Removal. The Member shall have the power to remove any Member Representative at any time, with or without cause, by a writing delivered to the Member Representative.

5.4 Vacancies. The Member shall fill any vacancy occurring in the office of Member Representative.

5.5 Management. Except as otherwise set forth herein, the Member Representatives, separately and individually, shall have the full, exclusive, and complete discretion, power and authority, to manage, control, administer, operate and conduct the affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs.

5.6 Decision Making by Member Representatives. Except as otherwise provided herein, all decisions regarding the conduct of the Company shall be made, separately and individually, in good faith by the Member Representatives.

5.7     LIMITATION ON AUTHORITY OF MEMBER.

(a) The Member shall be entitled to engage in any business activities or make any investments whether or not related to Company Activities.

(b) The Member shall not do any act in contravention of this Agreement, that would be detrimental to the best interests of the Company or that would make it impossible to carry on its affairs.

(c) Except to the extent any Member is also a Member Representative or an Officer of the Company, the Member is not an agent of the Company solely by virtue of being a Member, and the Member has no authority to act for the Company solely by virtue of being a Member.

(d) Except to the extent any Member is also a Member Representative or an Officer of the Company, the Member shall not enter into any agreement, contract, commitment or obligation on behalf of the Company without the written consent of the Member Representatives.

(e) This Section 5.7 et seq. supersedes any authority granted to the Members pursuant to Section 10.50.110 of the Act. Any Member who takes any action or binds the Company in violation of this Section 5.7 et seq. shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

5.8 Appointment of Officers. The Member Representatives may appoint individuals with or without such titles as it may elect, including the titles of President, Vice President, Chief Financial Officer, and Secretary. The Member Representatives may delegate a portion of the day-to-day management responsibilities to any such officers, and such officers will have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Member Representatives in any job description created by the Member Representatives.

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5.9 Tenure And Duties Of Officers. All officers will hold office at the pleasure of the Member Representative and until their successors have been duly appointed and qualified, unless sooner removed. Any officer elected or appointed by the Member Representatives may be removed at any time by the Member Representatives. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Member Representatives.

(a) The President will preside at all meetings, if any, of the Member Representatives, unless the Member Representatives have appointed another person to so preside and such person is present. The President will, subject to the control of the Member Representatives, have general supervision, direction and control of the business and officers of the Company. The President will perform other duties commonly incident to a president of a Alaska corporation and will also perform such other duties and have such other powers as the Member Representatives designates from time to time.

(b) The Vice Presidents, in the order of their seniority, may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents will perform other duties commonly incident to a vice president of an Alaska corporation and will also perform such other duties and have such other powers as the Member Representatives designates from time to time.

(c) The Secretary will attend all meetings of the Member Representatives and the Member and will record all acts and proceedings thereof in the minute book of the Company. The Secretary will give notice in conformity with this Agreement of all meetings of the Member requiring notice. The Secretary will perform other duties commonly incident to a secretary of a Alaska corporation and will also perform such other duties and have such other powers as the Member Representatives designates from time to time. At any time that more than one Secretary is serving, such Co-Secretaries shall delegate the duties of Secretary hereunder among such Co-Secretaries, as such Co-Secretaries deem appropriate.

(d) The Chief Financial Officer will keep or cause to be kept the books of account of the Company in a thorough and proper manner, and will render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Member Representatives and/or the President. The Chief Financial Officer, subject to the order of the Member Representatives, will have the custody of all funds and securities of the Company. The Chief Financial Officer will perform other duties commonly incident to the office of chief financial officer or treasurer in a Alaska corporation and will also perform such other duties and have such other powers as the Member Representatives designate from time to time.

5.10 Reliance by Third Parties. Any person or entity dealing with the Company may rely on a certificate signed by the Member Representatives as to:

(a) the identity of the Member Representatives;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member Representatives or are in any matter germane to the affairs of the Company;

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(c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company.

6.     Withdrawals by and Distributions to the Member.

6.1 Withdrawals By The Member. The Member may withdraw any amount from any of the Member’s Capital Accounts one (1) business day after delivery of a written notice to the Member Representatives indicating the amount the Member intends to withdraw from the Member’s Capital Account.

6.2 Member’s Obligation to Repay or Restore. Except as required by law or the terms of this Agreement, the Member shall not be obligated at any time to repay or restore to the Company all or any part of any distribution made to it from the Company in accordance with the terms of this Section 6 et seq. or Section 8 et seq. below.

6.3 Distributions. The Member Representatives may distribute cash or other Company assets to the Member, from time to time as the Member Representatives determine, in their sole discretion, taking into account the business needs of the Company, including, but not limited to, the need to establish reserves for (i) repairs and (ii) expenses such as taxes, maintenance and insurance.

(a) At anytime a non-Member Member Representative is serving, the Member Representative is prohibited from making any distributions to himself or herself without the consent of the Member.

7.     MEMBER APPROVAL OF CERTAIN MATTERS.

The Company shall not take any of the following actions without the written approval of the Member:

7.1 Any action for which Member approval is required under the Act;

7.2 Any action expressly described elsewhere in this Agreement as requiring Member approval; and

7.3 Any transaction or series of related transactions outside the normal course of business:

(a) that results in the sale of substantially all of the assets of the Company; or

(b) in which new equity securities of, or equity securities in, the Company are issued.

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8.     DISSOLUTION.

8.1 Events Of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) Upon the written determination of the Member to dissolve the Company;

(b) Upon the entry of a decree of judicial dissolution under the Act; or

(c) Upon the withdrawal, bankruptcy or dissolution of the Member.

8.2 Winding Up. If the Company is dissolved it will cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate limited liability company existence will continue until Articles of Dissolution have been filed with the Secretary of State of the State of Alaska or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

8.3 Liquidation. In settling accounts in dissolution, the assets of the Company will be applied in the following order:

(a) to creditors, in the order of priority as provided by law, and the balance

(b) to the Member.

8.4 Distribution of Assets; Dissolution.

(a) When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Member, the Articles of Dissolution will be executed in such form as is prescribed by the Secretary of State of the State of Alaska and same is filed therewith.

(b) Upon the acceptance of the Articles of Dissolution, the existence of the Company will cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Member Representatives will thereafter be the trustees for the Member and creditors of the Company and as such will have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

9.     RECORDS AND REPORTS.

9.1 Records And Reports. At the expense of the Company, the Member Representatives will maintain in the principal office of the Company records and accounts of all operations and expenditures of the Company for a period of five years from the end of the Fiscal Year during which the last entry was made on such record. At a minimum the Company will keep the following records:

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(a) A current list of the full names and last known business addresses of the Member Representatives and the Member;

(b) A copy of the Articles of Organization and all amendments thereto;

(c) Copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the five years most recent years;

(d) Copies of this Agreement and all amendments thereto;

(e) Internal books and records for the current and the five most recent years;

(f) True and full information regarding the status of the business and financial condition of the Company, including financial statements of the Company for the five most recent years; and

(g) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by the Member and that the Member has agreed to contribute in the future, and the date on which such Person became a Member.

9.2 Returns And Other Elections. The Member Representatives will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information there from, will be furnished to the Member within a reasonable time after the end of the Company’s Fiscal Year. All elections permitted to be made by the Company under federal or state laws will be made by the Member Representatives in their discretion.

9.3 Member Access To Records. Upon written request of the Member, the Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Member’s expense as set forth in this Section 9 et seq.

9.4 Accounting Principles. The books and records of the Company will be determined in accordance with generally accepted accounting principles consistently applied under the cash method of accounting.

9.5 Annual Report; Financial Statements of the Company. To the extent requested by the Member, the Member Representatives shall transmit to the Member within 90 days after the close of the Company’s fiscal year unaudited financial statements of the Company prepared in accordance with the terms of this Agreement and otherwise in accordance with generally accepted accounting principles, including an income statement for the year then ended and a balance sheet as of the end of such year, a statement of changes in the Member’s Capital Accounts (as adjusted for unrealized gains and losses), and a list of investments then held by the Company.

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10.     GENERAL PROVISIONS.

10.1 Assignment of Interests. The Member may Transfer all or part of its Membership Interest in the Company.

10.2 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the intended recipient’s address as it appears in the Company’s records. Except as otherwise provided herein, any such notice will be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as set forth above.

10.3 Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Alaska (without regard to principles of conflicts of laws).

10.4 Amendments. Any amendment to this Agreement will not be effective unless signed by the Member.

10.5 Execution Of Additional Instruments. The Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Member Representatives deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

10.6 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement will not prevent a subsequent act from being a violation of this Agreement.

10.7 Rights And Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

10.8 Exculpation. None of the Member Representatives, the officers of the Company, or their respective members, employees, officers, directors, shareholders, agents or affiliates shall be liable to the Member or the Company for honest mistakes of judgment, or for action or inaction, taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company, or for losses due to such mistakes, action, or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker or other agent of the Company. The Member Representatives and the officers of the Company may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the

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foregoing to the contrary, the provisions of this Section 10.8 and Section 10.9 below shall not be construed so as to relieve (or attempt to relieve) any person of any liability by reason of gross negligence, recklessness or intentional wrongdoing, or, with respect to any criminal action or proceeding, conduct which the person had reasonable cause to believe was unlawful, or to the extent (but only to the extent) that such liability may not be waived, modified, or limited under applicable law, but shall be construed so as to effectuate the provisions of such Sections to the fullest extent permitted by law.

10.9 Indemnification. The Company agrees to indemnify, out of the assets of the Company only, the Member Representatives, the officers of the Company and their respective members, employees, officers, directors, shareholders, agents or affiliates (collectively, the “Indemnified Parties”) to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) reasonable fees, costs, and expenses paid in connection with or resulting from any claim, action, or demand against an Indemnified Party that arise out of or in any way relate to the Company, its properties, business, or affairs and (b) such claims, actions, and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnity shall not extend to (i) conduct not undertaken in good faith to promote the best interests of the Company or the portfolio companies of the Company or (ii) conduct that is, grossly negligent, reckless or intentionally wrongful or, with respect to any criminal action or proceeding, conduct that the Indemnified Party had reasonable cause to believe was unlawful. Expenses incurred by any Indemnified Party in defending a claim or proceeding covered by this Section shall be paid by the Company in advance of the final disposition of such claim or proceeding provided the Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party was not entitled to be indemnified. The provisions of this Section shall remain in effect as to each Indemnified Party whether or not such Indemnified Party continues to serve in the capacity that entitled such person to be indemnified.

10.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by confidential arbitration in Alaska in accordance with the commercial rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Nothing in this Section 10.10 shall limit any right that the Member may otherwise have to seek (on its own behalf or in the right of the Company) to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.

10.11 Company Name. The Company shall have the exclusive ownership and right to use the Company name as long as the Company continues.

10.12 Entire Agreement; Captions. This Agreement constitutes the complete and exclusive statement of the agreement of the Member. It supersedes all prior written and oral statements, including any prior representations, statements, conditions, or warranty. Descriptive titles and headings herein are inserted as a manner of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

10.13 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid, illegal or unenforceable to any extent, the remainder of this

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Agreement and the application thereof will not be affected and will be enforceable to the fullest extent permitted by law.

10.14 Heirs, Successors And Assigns. Each and all of the covenants, terms, provisions and agreements herein contained will be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

10.15 Creditors. None of the provisions of this Agreement will be for the benefit of or enforceable by any creditor of the Company.

10.16 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

10.17 Attorneys’ Fees. In the event any dispute among the parties results in litigation, the prevailing party or parties in such dispute will be entitled to recover from the losing party or parties all fees, costs and expenses of enforcing any right or rights of the prevailing party or parties under this Agreement including, without limitation, reasonable fees of attorneys and accountants.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Operating Agreement the day and year first above written.

SOLE MEMBER: URS CORPORATION, a Nevada Corporation

/s/ H. Thomas Hicks
H. Thomas Hicks, Vice President and Chief Financial Officer

THE SECURITIES EVIDENCED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME (THE “1933 ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT IS AVAILABLE (AS DETERMINED BY THE MEMBER REPRESENTATIVES).

SIGNATURE PAGE FOR

URS ALASKA, LLC

OPERATING AGREEMENT

SCHEDULE A

CAPITAL CONTRIBUTION

NAME AND ADDRESS OF MEMBER	CAPITAL CONTRIBUTION	UNITS OF MEMBERSHIP
URS Corporation		$1,000

1. Definitions	1
2. Formation and Name; Purpose; Office; Registered Agent; Term; Tax Treatment and Additional Members	2
3. Capital Contributions And Units	4
4. Company Allocations	4
5. Management Of The Company	4
6. Withdrawals by and Distributions to the Member	7
7. Member Approval Of Certain Matters	7
8. Dissolution	8
9. Records And Reports	8
10. General Provisions	10

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